Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Office & Industrial REIT (CCIT III), Inc. and its subsidiaries (collectively, the “Company”) referred to in the Company’s Supplement No. 6 dated February 19, 2019 to the Company’s prospectus (Commission File No. 333-209128).

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

February 19, 2019	/s/ Cushman & Wakefield of Illinois, Inc.
Cushman & Wakefield of Illinois, Inc.